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                                                                     EXHIBIT 5.1



                          [King & Spalding Letterhead]



                               December 10, 1998



MedPartners, Inc.
3000 Galleria Tower
Suite 1000
Birmingham, Alabama  35244

         Re: Registration Statement on Form S-8 for 3,250,000 shares of the Common Stock $.001 par value, (together with Preference Share Purchase Rights to Purchase 1/100th of a share of Series C Junior Participating Preferred Stock, $.001 par value) issued pursuant to that certain Nonqualified Stock Option Agreement by and between the Company and E. Mac Crawford

Ladies and Gentlemen:

         We have acted as counsel for MedPartners, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,250,000 shares of the Company's common stock, $.001 par value (including Preference Share Purchase Rights to Purchase 1/100th of a Share of Series C Junior Participating Preferred Stock, $.001 par value) (the "Common Stock"), to be issued by the Company from time to time pursuant to that certain Nonqualified Stock Option Agreement by and between the Company and E. Mac Crawford dated August 6, 1998 (the "Agreement")

         In our capacity as such counsel, we have reviewed (i) the Registration Statement and (ii) the Agreement and we have considered such matters of law and examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers and employees of the Company and from others as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

         Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that upon exercise of the options granted pursuant to the Agreement in accordance with the Agreement, the shares of Common Stock to be issued thereby, when issued in accordance with the Agreement will be duly authorized, validly issued, fully paid and non-assessable.

         Our opinion is limited by and subject to the following:

         (a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Common Stock, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

         (b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

         (c) Our opinion is based solely on and limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.



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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                             Very truly yours,

                                             King & Spalding